EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Concurrent Computer Corporation Announces
First Quarter Fiscal Year 2008 Financial Results

 Positive Earnings of $.02 per Share and Stronger Balance Sheet

ATLANTA, Georgia, October 26, 2007 – Concurrent (Nasdaq: CCUR), a worldwide leader of on-demand technology and real-time computing technology, today announced its results for the first quarter of its fiscal year ended June 30, 2008.

In the first quarter of fiscal 2008, company-wide revenue aggregated $16.3 million compared to $21.1 million in the fourth quarter of fiscal 2007, a decrease of 23%.  Revenue from Concurrent’s on-demand product line totaled $10.0 million for the first quarter of fiscal 2008 compared to $14.0 million in the fourth quarter of fiscal 2007, a decrease of 29%.  Revenue from the Company’s real-time product line totaled $6.3 million for the first quarter of fiscal 2008 compared to $7.1 million in the fourth quarter of fiscal 2007, a decrease of 12%.  The variability in quarter to quarter revenue is due to the timing of large customer orders within each fiscal year.

Net income in the first quarter of fiscal 2008 was $1.7 million, or earnings of $0.02 per basic and diluted share, compared to a net loss of ($712,000), or a loss of ($0.01) per basic and diluted share, in the fourth quarter of fiscal 2007.  Consolidated gross margins for the first quarter of fiscal 2008 were 53% compared to 48% in the fourth quarter of fiscal 2007.  The gross margins increased primarily due to additional installation service revenue recorded in the current quarter and severance charges recorded to service cost of sales in the prior quarter.  Net income was positively impacted by $1.9 million and $1.4 million from the Vicor settlement and the patent settlement with C-COR, respectively.

Cash at September 30, 2007 totaled $26.1 million compared to $20.4 million at the end of fiscal year 2007, an increase of $5.7.  Cash was positively impacted by $3.3 million from the Vicor settlement and the patent settlement with C-COR discussed above.  The balance of $2.4 million of additional cash growth came primarily from operations.

“Operationally we are doing very well as evidenced by the generation of cash flow from operations over the past twelve months, excluding the legal settlements.  The legal settlements gave a nice additional boost to our cash balance,” said Gary Trimm, Concurrent president and chief executive officer.  He added, “We believe our business fundamentals are sound.  We have effectively managed costs and expenses, generating improved margins and a lower breakeven point.  We also believe our product portfolio and service offerings are ahead of our competition and we are winning the majority of competitive projects.  Revenue growth is our top priority and we are investing in marketing, sales and business development activities as part of our effort to make that happen.  In VOD, we expect a robust market in 2008 as operators address the need for time shifted video, more HD Content, and advanced advertising, all driving stream counts and reporting requirements to higher levels.  In real-time, we believe we have an improved financial model and the project pipeline is beginning to grow.  While our quarter to quarter revenues will likely remain highly variable, we expect the last half of fiscal 2008 to be strong, resulting in improved overall results.”

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

Concurrent Computer Corporation will hold a conference call to discuss these results on Friday, October 26, 2007 at 10:00 a.m. E.D.T., which will be broadcast live over the Internet on the company’s web page at www.ccur.com, Investor Relations page.

About Concurrent
Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets.  For 40 years Concurrent’s best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent’s on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD) and, through subsidiary company Everstream, measure the effectiveness of interactive television.  Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 24 countries.  Concurrent’s products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com.

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  Examples of forward looking statements in this press release include, without limitation, our expectation with regard to the market for our VOD and real time products in 2008 and our fiscal year 2008 results. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: our ability to keep our customers satisfied;  delays or cancellations of customer orders; changes in product demand; economic conditions; our ability to satisfy the financial covenants in the credit agreement; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of on-demand products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new on-demand and real-time products; the availability of Linux software in light of issues raised by SCO Group; capital spending patterns by a limited customer base; privacy issues regarding data collection; the success of our relationship with Alcatel and Novell; and the availability of debt or equity financing to support our liquidity needs if cash flow does not improve.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on August 31, 2007 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation, its logo and Everstream and it’s logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

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Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA  30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199.  Readers can also access information through the company's Web site at www.ccur.com.

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended September 30,
	2007	2006

Revenues:
Product	$9,768	$9,332
Service	6,487	5,449
Total revenues	16,255	14,781

Cost of sales:
Product	5,053	5,188
Service	2,647	2,639
Total cost of sales	7,700	7,827

Gross margin	8,555	6,954

Operating expenses:
Sales and marketing	3,793	4,313
Research and development	4,212	4,652
General and administrative	2,347	2,743
Total operating expenses	10,352	11,708

Operating income	(1,797)	(4,754)
Other income (expense) - net	3,595	120
Income (loss) before income taxes	1,798	(4,634)
Provision (benefit) for income taxes	54	218
Net income (loss)	$1,744	$(4,852)
Basic net income (loss) per share	$0.02	$(0.07)
Diluted net income (loss) per share	$0.02	$(0.07)
Basic weighted average shares outstanding	82,926	71,535
Diluted weighted average shares outstanding	83,106	71,535

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30,	June 30,
	2007	2007
	(unaudited)

ASSETS
Cash and cash equivalents	$26,085	$20,416
Trade accounts receivable, net	15,674	20,987
Inventories	3,271	3,457
Prepaid expenses and other current assets	1,255	934
Total current assets	46,285	45,794

Property, plant and equipment, net	3,730	4,303
Intangible assets, net	7,427	7,699
Goodwill	15,560	15,560
Other long-term assets	764	777
Total assets	$73,766	$74,133

LIABILITIES
Accounts payable and accrued expenses	$12,506	$15,566
Deferred revenue	8,656	7,996
Total current liabilities	21,162	23,562

Long-term deferred revenue	1,081	1,053
Revolving bank line of credit	686	1,077
Other long-term liabilities	2,328	1,846
Total liabilities	25,257	27,538

STOCKHOLDERS' EQUITY
Common stock	830	829
Additional paid-in capital	202,978	202,819
Accumulated deficit	(156,303)	(157,971)
Treasury stock, at cost	(31)	(3)
Accumulated other comprehensive income	1,035	921
Total stockholders' equity	48,509	46,595
Total liabilities and stockholders' equity	$73,766	$74,133